Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements

Form Registration Number

s-3 333-286944

s-8 333-279739

s-3 333-271354

s-3 333-238750

s-3 333-218415

s-3 333-197516

s-3 333-195540

s-8 333-233188

s-8 333-220003

s-8 333-195539

s-8 333-195538

s-8 333-195536

s-8 333-195535

s-8 333-195533

s-8 333-195529

of our reports dated February 26, 2026, with respect to the consolidated financial statements of Navient Corporation and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Baltimore, Maryland February 26, 2026

KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.